Exhibit 99.1
Magnolia Oil & Gas Corporation Announces 2021 Fourth Quarter and Year-End Results

HOUSTON, TX, February 16, 2022 - Magnolia Oil & Gas Corporation (“Magnolia,” “we,” “our,” or the “Company”) (NYSE: MGY) today announced its financial and operational results for the fourth quarter and full year 2021.

Fourth Quarter Summary Financial Results:

(In millions, except per share data)	For the Quarter Ended December 31, 2021	For the Year Ended December 31, 2021
Production (Mboe/d)	69.4	66.0
Net income	$192.1	$559.7
Diluted earnings per share	0.82	2.36
Adjusted EBITDAX(1)	260.6	828.9
Capital expenditures - D&C	72.1	231.9
Cash balance	$367.0	$367.0
Diluted weighted average total shares outstanding(2)	231.0	239.3

Fourth Quarter and Full Year 2021 Highlights:
•Magnolia reported fourth quarter and full-year 2021 net income attributable to Class A Common Stock of $150.2 million, or $0.82 per diluted share, and $417.3 million or $2.36 per diluted share, respectively. Fourth quarter and full-year 2021 total net income was $192.1 million and $559.7 million, respectively.
•Adjusted EBITDAX was $260.6 million during the fourth quarter of 2021, with drilling and completions (“D&C”) capital of $72.1 million, representing just 28% of quarterly adjusted EBITDAX. Adjusted EBITDAX for the full-year 2021 was $828.9 million with total D&C capital of $231.9 million, also representing 28% of adjusted EBITDAX, and well below our annual spending limit of 55% of EBITDAX.
•Net cash provided by operating activities was $260.5 million during the fourth quarter and $788.5 million during full-year 2021. The Company generated free cash flow(1) of $178.5 million during the fourth quarter and $555.9 million during full-year 2021.
•Total production in the fourth quarter of 2021 grew 15% from the fourth quarter of 2020 to 69.4 thousand barrels of oil equivalent per day (“Mboe/d”). Production for full-year 2021 averaged 66.0 Mboe/d representing year-over-year volume growth of 7%.
•Production at Giddings and Other in the fourth quarter of 2021 grew 27% compared to the prior year fourth quarter to 36.0 Mboe/d including year-over-year oil production growth of more than 40%. This was accomplished with asset level D&C spending of around 35% of asset level adjusted EBITDAX, leading to significant free cash flow generation at Giddings. We continue to achieve further operational efficiencies at Giddings including an increase in drilling feet per day, fewer drilling days per well, and an improvement in stimulation stages per day.
•Magnolia added 31.0 MMboe of proved developed reserves, excluding acquisitions and price-related revisions, representing the reserve additions from our 2021 drilling program. These proved developed additions provide an organic proved developed Finding & Development (“F&D”) cost of $7.48/boe(3).
•Magnolia repurchased 2.7 million shares during the fourth quarter, reducing the Company’s total diluted shares outstanding by 25.3 million shares(4) or approximately 10% compared to the prior year. Magnolia’s board recently increased the existing share repurchase authorization by an additional 10 million with 15.8 million Class A Common shares remaining on the current authorization. This action accommodates our ongoing share repurchase plan during the year and is specifically allocated toward open market repurchases.

(1) Adjusted EBITDAX, and free cash flow are non-GAAP financial measures. For reconciliations to the most comparable GAAP measures, please see “Non-GAAP Financial Measures” at the end of this press release.
(2) Weighted average total shares outstanding include diluted weighted average shares of Class A Common Stock outstanding during the period and shares of Class B Common Stock, which are anti-dilutive in the calculation of weighted average number of common shares outstanding.
(3) Organic F&D costs per boe means total costs incurred as defined by GAAP excluding property acquisition costs, exploration expenses and asset retirement obligation costs divided by the summation of annual proved developed reserves, on a boe basis, attributable to extensions, revisions of previous estimates (excluding price revisions) and transfers from proved undeveloped reserves at year-end 2021.
(4) Includes 3.6 million non-compete shares that were paid in cash in lieu of stock.

•Together with the initiation of a dividend payment and our share reduction efforts, Magnolia returned $358 million to its shareholders last year or approximately 65% of full-year 2021 free cash flow and ended the year with $367 million of cash on the balance sheet. The Company remains undrawn on its $450.0 million revolving credit facility, with no debt maturities until 2026 and has no plans to increase its debt levels.
•Magnolia’s board recently declared its final semi-annual dividend for 2021 of $0.20 a share payable on March 1, 2022. This final payment is based on Magnolia’s full-year 2021 financial results recast using oil prices of $55 per barrel.

“2021 was a defining year for Magnolia,” said Chairman, President and CEO Steve Chazen. “We achieved several new company records including EBIT margins and earnings per share. We also initiated our first dividend payment during the year and were able to significantly reduce our share count. Perhaps our greatest accomplishment for the year was moving our Giddings asset into full development. The positioning of Giddings toward full development provided a significant improvement in operating efficiencies which resulted in lower overall capital required to grow our total company production. We spent just 28 percent of our EBITDAX on drilling and completing wells, which resulted in year-over-year production growth of 7 percent.

“Our disciplined capital spending and our team’s continued focus on managing our costs provided strong pre-tax margins and generated significant free cash flow. During the year, we returned approximately 65 percent of our free cash flow to our shareholders in the form of significant share repurchases and our dividend. We repurchased more than 25 million shares reducing our diluted share count by 10 percent. Notwithstanding the significant return of cash to shareholders, our year-end cash balance nearly doubled from the prior year resulting in zero net debt.

“Our plan for 2022 is expected to build on many of last year’s achievements. After adding a second drilling rig during mid-2021, we plan to continue to operate a two-rig drilling program which we expect to generate high single digit full-year production growth. While we continue to limit our capital spending to 55 percent of EBITDAX, our spending percentage would be well-below this level in the current product price environment, providing significant free cash flow. We expect that our free cash flow would be allocated toward areas that would improve the per share value of the company including small, accretive bolt-on oil and gas property acquisitions and repurchasing at least 1 percent of our outstanding shares per quarter. So far this year, we have repurchased 2 million shares. The combination of organic production growth and share reduction is supportive of a growing dividend and Magnolia’s double-digit return investment proposition.”

Operational Update

Fourth quarter total company production averaged 69.4 Mboe/d, a 3% sequential increase from third quarter levels and growth of 15% from the prior year’s fourth quarter. Production grew during the quarter despite spending only 28% of adjusted EBITDAX on drilling and completing wells. Fourth quarter 2021 turn-in lines were more weighted to the Karnes area which resulted in a sequential quarterly production increase of 9% to 33.4 Mboe/d. Giddings and Other production averaged 36.0 Mboe/d which increased 27% from the prior year quarter.

Magnolia continues to operate two drilling rigs and plans to maintain this level of activity for the balance of the year. One rig will continue to drill multi-well development pads in our Giddings area consisting primarily of wells with greater than 7,000-foot laterals and with four wells per pad. The second rig will drill a mix of wells in both the Karnes and Giddings areas, including some appraisal wells in Giddings.

2021 Oil and Gas Reserves Replacement and F&D Costs

Magnolia’s total proved developed reserves at year-end 2021 were 109.8 MMboe. Excluding acquisitions and price related revisions, the company added 31.0 MMboe of proved developed reserves during the year. Total costs incurred excluding property acquisition costs, exploration expenses and asset retirement obligation costs were $231.9 million in 2021 resulting in organic proved developed F&D costs of $7.48 per boe.

Total 2021 proved reserves increased to 135.4 MMboe from 112.3 MMboe at year end 2020 and replaced 196%(5) of 2021 production. Magnolia books only one year of proved undeveloped reserves and as a result, 81% of its 2021 proved reserves were developed. The proved undeveloped reserves represent what we expect to convert to proved developed producing during 2022.

(5) Calculated as the sum of the 2021 change in total proved reserves of 23.1 MMboe and 2021 production of 24.1 MMboe divided by 2021 production.

Additional Guidance

Based on our 2-rig drilling plan for full-year 2022, we estimate our D&C capital to be approximately $350 million which is expected to deliver high single-digit, year-over-year production growth. Non-operated capital is expected to be similar to last year’s level. Most of the growth is expected to come from our development program at Giddings, with production at the field expected to average about 40 Mboe/d during the year. Within the current product price environment, we would expect that our full-year 2022 D&C spending to be well-below our limit of 55% of EBITDAX.

For the first quarter of 2022, we expect our D&C capital to be in the range of $85 to $90 million and total production to be approximately 70 to 72 Mboe/d. Oil price differentials are anticipated to be approximately a $3 per barrel discount to Magellan East Houston and Magnolia remains completely unhedged for all its oil and natural gas production. The fully diluted share count for the first quarter of 2022 is expected to be approximately 228 million shares which is 9 percent lower than first quarter 2021 levels.

Annual Report on Form 10-K

Magnolia's financial statements and related footnotes will be available in its Annual Report on Form 10-K for the year ended December 31, 2021, which is expected to be filed with the U.S. Securities and Exchange Commission (“SEC”) on February 17, 2022.

Conference Call and Webcast

Magnolia will host an investor conference call on Thursday, February 17, 2021 at 9:00 a.m. Central (10:00 a.m. Eastern) to discuss these operating and financial results. Interested parties may join the webcast by visiting Magnolia's website at www.magnoliaoilgas.com/investors/events-and-presentations and clicking on the webcast link or by dialing 1-844-701-1059. A replay of the webcast will be posted on Magnolia's website following completion of the call.

About Magnolia Oil & Gas Corporation

Magnolia (MGY) is a publicly traded oil and gas exploration and production company with operations primarily in South Texas in the core of the Eagle Ford Shale and Austin Chalk formations. Magnolia focuses on generating value for shareholders through steady production growth, strong pre-tax margins, and free cash flow. For more information, visit www.magnoliaoilgas.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding Magnolia’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this press release, the words could, should, will, may, believe, anticipate, intend, estimate, expect, project, the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events. Except as otherwise required by applicable law, Magnolia disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Magnolia cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Magnolia, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. In addition, Magnolia cautions you that the forward looking statements contained in this press release are subject to the following factors: (i) the length, scope and severity of the ongoing coronavirus disease 2019 (“COVID-19”) pandemic, including the emergence and spread of variant strains of COVID-19, including the effects of related public health concerns and the impact of continued actions taken by governmental authorities and other third parties in response to the pandemic and its impact on commodity prices and, supply and demand considerations; (ii) the outcome of any legal proceedings that may be instituted against Magnolia; (iii) Magnolia’s ability to realize the anticipated benefits of its acquisitions, which may be affected by, among other things, competition and the ability of Magnolia to grow and manage growth profitably; (iv) changes in applicable laws or regulations; and (v) the possibility that Magnolia may be adversely affected by other economic, business, and/or competitive factors. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Magnolia’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which is expected to be filed with the SEC on February 17, 2022. Magnolia’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Contacts for Magnolia Oil & Gas Corporation

Investors
Brian Corales
(713) 842-9036
bcorales@mgyoil.com

Media
Art Pike
(713) 842-9057
apike@mgyoil.com

Magnolia Oil & Gas Corporation
Operating Highlights

	For the Quarters Ended		For the Years Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Production:
Oil (MBbls)	2,844	2,646	11,190	11,610
Natural gas (MMcf)	11,820	10,168	43,436	39,429
Natural gas liquids (MBbls)	1,572	1,237	5,669	4,449
Total (Mboe)	6,386	5,577	24,099	22,631

Average daily production:
Oil (Bbls/d)	30,913	28,756	30,659	31,722
Natural gas (Mcf/d)	128,475	110,522	119,003	107,728
Natural gas liquids (Bbls/d)	17,085	13,440	15,532	12,156
Total (boe/d)	69,411	60,617	66,025	61,833

Revenues (in thousands):
Oil revenues	$216,596	$107,373	$747,896	$421,520
Natural gas revenues	59,890	23,930	172,648	70,416
Natural gas liquids revenues	55,667	19,487	157,807	49,367
Total revenues	$332,153	$150,790	$1,078,351	$541,303

Average sales price:
Oil (per Bbl)	$76.16	$40.58	$66.83	$36.31
Natural gas (per Mcf)	5.07	2.35	3.97	1.79
Natural gas liquids (per Bbl)	35.41	15.75	27.84	11.10
Total (per boe)	$52.01	$27.04	$44.75	$23.92

NYMEX WTI (per Bbl)	$77.17	$42.67	$67.96	$39.40
NYMEX Henry Hub (per Mcf)	$5.84	$2.66	$3.86	$2.08
Realization to benchmark:
Oil (% of WTI)	99%	95%	98%	92%
Natural gas (% of Henry Hub)	87%	88%	103%	86%

Operating expenses (in thousands):
Lease operating expenses	$28,064	$17,917	$93,021	$79,192
Gathering, transportation, and processing	13,466	9,622	45,535	35,442
Taxes other than income	17,177	8,376	55,834	31,250
Depreciation, depletion and amortization	53,420	45,080	187,688	283,353

Operating costs per boe:
Lease operating expenses	$4.39	$3.21	$3.86	$3.50
Gathering, transportation, and processing	2.11	1.73	1.89	1.57
Taxes other than income	2.69	1.50	2.32	1.38
Depreciation, depletion and amortization	8.37	8.08	7.79	12.52

Magnolia Oil & Gas Corporation
Consolidated Statements of Operations
(In thousands, except per share data)

	For the Quarters Ended		For the Years Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
REVENUES
Oil revenues	$216,596	$107,373	$747,896	$421,520
Natural gas revenues	59,890	23,930	172,648	70,416
Natural gas liquids revenues	55,667	19,487	157,807	49,367
Total revenues	332,153	150,790	1,078,351	541,303
OPERATING EXPENSES
Lease operating expenses	28,064	17,917	93,021	79,192
Gathering, transportation and processing	13,466	9,622	45,535	35,442
Taxes other than income	17,177	8,376	55,834	31,250
Exploration expenses	1,685	3,744	4,125	567,333
Impairment of oil and natural gas properties	—	—	—	1,381,258
Asset retirement obligations accretion	864	1,315	4,929	5,718
Depreciation, depletion and amortization	53,420	45,080	187,688	283,353
Amortization of intangible assets	—	3,626	9,346	14,505
General and administrative expenses	15,463	18,445	75,279	68,918
Total operating costs and expenses	130,139	108,125	475,757	2,466,969

OPERATING INCOME (LOSS)	202,014	42,665	602,594	(1,925,666)

OTHER INCOME (EXPENSE)
Income from equity method investee	—	54	—	2,113
Interest expense, net	(7,483)	(7,353)	(31,002)	(28,698)
Gain (loss) on derivatives, net	—	2,774	(3,110)	565
Other income, net	37	3,872	85	3,363
Total other expense, net	(7,446)	(653)	(34,027)	(22,657)

INCOME (LOSS) BEFORE INCOME TAXES	194,568	42,012	568,567	(1,948,323)
Income tax expense (benefit)	2,423	—	8,851	(79,340)
NET INCOME (LOSS)	192,145	42,012	559,716	(1,868,983)
LESS: Net income (loss) attributable to noncontrolling interest	41,916	14,267	142,434	(660,593)
NET INCOME (LOSS) ATTRIBUTABLE TO CLASS A COMMON STOCK	$150,229	$27,745	$417,282	$(1,208,390)

NET INCOME (LOSS) PER SHARE OF CLASS A COMMON STOCK
Basic	$0.83	$0.17	$2.38	$(7.27)
Diluted	$0.82	$0.16	$2.36	$(7.27)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	180,655	164,907	174,364	166,270
Diluted	181,411	169,326	175,360	166,270
WEIGHTED AVERAGE NUMBER OF CLASS B SHARES OUTSTANDING(1)	49,568	85,790	63,973	85,790
(1) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation
Summary Cash Flow Data
(In thousands)

	For the Quarters Ended		For the Years Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME (LOSS)	$192,145	$42,012	$559,716	$(1,868,983)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	53,420	45,080	187,688	283,353
Amortization of intangible assets	—	3,626	9,346	14,505
Exploration expenses, non-cash	888	2,370	888	563,999
Impairment of oil and natural gas properties	—	—	—	1,381,258
Asset retirement obligations accretion	864	1,315	4,929	5,718
Amortization of deferred financing costs	1,140	918	4,290	3,628
Unrealized (gain) on derivatives, net	—	(2,485)	277	(277)
(Gain) on sale of equity method investment	—	(5,071)	—	(5,071)
Deferred taxes	—	—	—	(77,834)
Stock based compensation	2,593	1,158	11,736	10,029
Other	—	1,332	(84)	(728)
Net change in operating assets and liabilities	9,492	(11,133)	9,691	524
Net cash provided by operating activities	260,542	79,122	788,477	310,121

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions	(7,529)	—	(18,345)	(73,702)
Proceeds from sale of equity method investment	—	27,074	—	27,074
Additions to oil and natural gas properties	(73,682)	(40,532)	(236,426)	(197,858)
Changes in working capital associated with additions to oil and natural gas properties	1,133	(5,382)	13,568	(24,354)
Other investing	78	(307)	(2,239)	(1,148)
Net cash used in investing activities	(80,000)	(19,147)	(243,442)	(269,988)

CASH FLOW FROM FINANCING ACTIVITIES
Class A Common Stock repurchases	(55,325)	(15,718)	(125,641)	(28,681)
Class B Common Stock purchases and cancellations	—	—	(171,671)	—
Non-compete settlement	—	—	(42,073)	—
Dividends paid	(27)	—	(14,131)	—
Distributions to noncontrolling interest owners	(1,501)	(85)	(7,207)	(680)
Cash paid for debt modification	—	—	(4,976)	—
Other financing activities	(1,730)	(144)	(4,915)	(844)
Net cash used in financing activities	(58,583)	(15,947)	(370,614)	(30,205)

NET CHANGE IN CASH AND CASH EQUIVALENTS	121,959	44,028	174,421	9,928
Cash and cash equivalents – Beginning of period	245,023	148,533	192,561	182,633
Cash and cash equivalents – End of period	$366,982	$192,561	$366,982	$192,561

Magnolia Oil & Gas Corporation
Summary Balance Sheet Data
(In thousands)

	December 31, 2021	December 31, 2020
Cash and cash equivalents	$366,982	$192,561
Other current assets	151,811	88,965
Property, plant and equipment, net	1,216,087	1,149,527
Other assets	11,862	22,367
Total assets	$1,746,742	$1,453,420

Current liabilities	$218,545	$128,949
Long-term debt, net	388,087	391,115
Other long-term liabilities	94,861	93,934
Common stock	24	26
Additional paid in capital	1,689,500	1,712,544
Treasury stock	(164,599)	(38,958)
Accumulated deficit	(708,168)	(1,125,450)
Noncontrolling interest	228,492	291,260
Total liabilities and equity	$1,746,742	$1,453,420

Magnolia Oil & Gas Corporation
Costs Incurred, Proved Developed Reserves, Organic F&D Cost Per Boe and Reserve Replacement Ratio

The following tables summarize the Company's costs incurred in oil and gas property acquisition, exploration and development activities, reconciliation of changes in proved developed reserves, calculation of organic proved developed F&D cost per boe and calculation of proved developed reserve replacement ratio for the years ended December 31, 2021 and 2020.

		For the Years Ended
(In thousands)		December 31, 2021	December 31, 2020
Costs incurred:
Proved property acquisition costs		$12,354	$49,246
Unproved properties acquisition costs		10,483	25,966
Total acquisition costs		22,837	75,212
Exploration and development costs		240,815	188,352
Total costs incurred		263,652	263,564
Less: Total acquisition costs		(22,837)	(75,212)
Less: Asset retirement obligations		(1,153)	12,839
Less: Exploration expenses		(3,237)	(3,334)
Less: Leasehold acquisition costs		(4,521)	(2,966)
Drilling and completions capital	(A)	$231,904	$194,891

		For the Years Ended
(In MMboe)		December 31, 2021	December 31, 2020
Proved developed reserves:
Beginning of period		85.8	86.8
End of period		109.8	85.8
Increase (decrease) in proved developed reserves		24.0	(1.0)
Production	(B)	24.1	22.6
Increase in proved developed reserves plus production		48.1	21.6
Less: Purchases of reserves in place		(0.4)	(2.0)
Increase in proved developed reserves, excluding acquisitions	(C)	47.7	19.6
Less: Price-related revisions		(16.7)	10.8
Increase in proved developed reserves, excluding acquisitions and price-related revisions	(D)	31.0	30.4

		For the Years Ended
		December 31, 2021	December 31, 2020
Organic proved developed F&D cost per boe	(A)/(D)	$7.48	$6.41
Reserve replacement ratio	(C)/(B)	198%	87%

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income (loss) to adjusted EBITDAX

In this press release, we refer to adjusted EBITDAX, a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies. We define adjusted EBITDAX as net income (loss) before interest expense, income taxes, depreciation, depletion and amortization, amortization of intangible assets, exploration expenses, and accretion of asset retirement obligations, adjusted to exclude the effect of certain items included in net income (loss).

Our management believes that adjusted EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We also believe that securities analysts, investors, and other interested parties may use adjusted EBITDAX in the evaluation of our Company. We exclude the items listed above from net income (loss) in arriving at adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of adjusted EBITDAX. Our presentation of adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of net income (loss) to adjusted EBITDAX, our most directly comparable financial measure, calculated and presented in accordance with GAAP:

	For the Quarters Ended		For the Years Ended
(In thousands)	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
NET INCOME (LOSS)	$192,145	$42,012	$559,716	$(1,868,983)
Exploration expenses	1,685	3,744	4,125	567,333
Asset retirement obligations accretion	864	1,315	4,929	5,718
Depreciation, depletion and amortization	53,420	45,080	187,688	283,353
Amortization of intangible assets	—	3,626	9,346	14,505
Interest expense, net	7,483	7,353	31,002	28,698
Income tax expense (benefit)	2,423	—	8,851	(79,340)
EBITDAX	258,020	103,130	805,657	(1,048,716)
Impairment of oil and natural gas properties	—	—	—	1,381,258
Service agreement transition costs(1)	—	—	11,189	—
Non-cash stock based compensation expense	2,593	1,158	11,736	10,029
Unrealized (gain) loss on derivatives, net	—	(2,485)	277	(277)
(Gain) on sale of equity method investment	—	(5,071)	—	(5,071)
Inventory write down	—	1,386	—	1,386
Adjusted EBITDAX	$260,613	$98,118	$828,859	$338,609

(1) Costs incurred during the transition period related to the termination of the Services Agreement with EnerVest Operating L.L.C. included within “General and administrative expenses” on the Company's consolidated statements of operations.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income (loss) attributable to Class A Common Stock to adjusted earnings

Our presentation of adjusted earnings and adjusted earnings per share are non-GAAP measures because they exclude the effect of certain items included in net income (loss) attributable to Class A Common Stock. Management uses adjusted earnings and adjusted earnings per share to evaluate our operating and financial performance because it eliminates the impact of certain items that management does not consider to be representative of the Company’s on-going business operations. As a performance measure, adjusted earnings may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes excluding these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted earnings and adjusted earnings per share may not be comparable to similar measures of other companies in our industry.

	For the Quarter Ended December 31, 2021	Per Share Diluted EPS	For the Quarter Ended December 31, 2020	Per Share Diluted EPS
(In thousands, except per share data)
NET INCOME ATTRIBUTABLE TO CLASS A COMMON STOCK	$150,229	$0.82	$27,745	$0.16
Adjustments:
Impairment of unproved properties(1)	—	—	2,370	0.01
Unrealized (gain) on derivatives, net	—	—	(2,485)	(0.01)
(Gain) on sale of equity method investment	—	—	(5,071)	(0.03)
Inventory write down	—	—	1,386	0.01
Seismic purchases	—	—	1,100	0.01
Noncontrolling interest impact of adjustments	—	—	917	—
ADJUSTED NET INCOME ATTRIBUTABLE TO CLASS A COMMON STOCK	$150,229	$0.82	$25,962	$0.15

	For the Year Ended December 31, 2021	Per Share Diluted EPS	For the Year Ended December 31, 2020	Per Share Diluted EPS
(In thousands, except per share data)
NET INCOME (LOSS) ATTRIBUTABLE TO CLASS A COMMON STOCK	$417,282	$2.36	$(1,208,390)	$(7.27)
Adjustments:
Impairment of proved oil and natural gas properties	—	—	1,381,258	8.31
Impairment of unproved properties(1)	—	—	563,999	3.39
Service agreement transition costs(2)	11,189	0.06	—	—
Accelerated amortization of intangible	5,877	0.03	—	—
Unrealized (gain) loss on derivatives, net	277	—	(277)	—
(Gain) on sale of equity method investment	—	—	(5,071)	(0.03)
Inventory write down	—	—	1,386	0.01
Seismic purchases	1,841	0.01	1,100	0.01
Interest expense costs related to debt modification	1,147	0.01	—	—
Noncontrolling interest impact of adjustments	(5,093)	(0.03)	(658,210)	(3.96)
Change in estimated income tax	(3,291)	(0.02)	(78,327)	(0.48)
ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO CLASS A COMMON STOCK	$429,229	$2.42	$(2,532)	$(0.02)
(1) Impairment of unproved properties is included within “Exploration expenses” on the consolidated statements of operations.
(2) Costs incurred during the transition period related to the termination of the Services Agreement with EnerVest Operating L.L.C. included within “General and administrative expenses” on the Company's consolidated statements of operations.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income (loss) to adjusted net income (loss)

Our presentation of adjusted net income (loss) is a non-GAAP measures because it excludes the effect of certain items included in net income (loss). Management uses adjusted net income (loss) to evaluate our operating and financial performance because it eliminates the impact of certain items that management does not consider to be representative of the Company’s on-going business operations. As a performance measure, adjusted net income (loss) may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes adjusting these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted net income (loss) may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended		For the Years Ended
(In thousands)	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
NET INCOME (LOSS)	$192,145	$42,012	$559,716	$(1,868,983)
Adjustments:
Impairment of proved oil and natural gas properties	—	—	—	1,381,258
Impairment of unproved properties(1)	—	2,370	—	563,999
Service agreement transition costs(2)	—	—	11,189	—
Accelerated amortization of intangible	—	—	5,877	—
Unrealized (gain) loss on derivatives, net	—	(2,485)	277	(277)
(Gain) on sale of equity method investment	—	(5,071)	—	(5,071)
Inventory write down	—	1,386	—	1,386
Interest expense costs related to debt modification	—	—	1,147	—
Seismic purchases	—	1,100	1,841	1,100
Change in estimated income tax(3)	—	—	(192)	(78,047)
ADJUSTED NET INCOME (LOSS)	$192,145	$39,312	$579,855	$(4,635)

Diluted weighted average shares of Class A Common Stock outstanding during the period	181,411	169,326	175,360	166,270
Weighted average shares of Class B Common Stock outstanding during the period(4)	49,568	85,790	63,973	85,790
Total weighted average shares of Class A and B Common Stock, including dilutive impact of other securities(4)	230,979	255,116	239,333	252,060

(1) Impairment of unproved properties is included within “Exploration expenses” on the consolidated statements of operations.
(2) Costs incurred during the transition period related to the termination of the Services Agreement with EnerVest Operating L.L.C. included within “General and administrative expenses” on the Company's consolidated statements of operations.
(3) Represents corporate income taxes at an assumed effective tax rate of 2% and 22% for the years ended December 31, 2021 and 2020, respectively.
(4) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of revenue to adjusted cash operating margin and to operating income margin

Our presentation of adjusted cash operating margin and total adjusted cash operating costs are supplemental non-GAAP financial measures that are used by management. Total adjusted cash operating costs exclude the impact of non-cash activity. We define adjusted cash operating margin per boe as total revenues per boe less operating expenses per boe. Management believes that total adjusted cash operating costs per boe and adjusted cash operating margin per boe provide relevant and useful information, which is used by our management in assessing the Company’s profitability and comparability of results to our peers.

As a performance measure, total adjusted cash operating costs and adjusted cash operating margin may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes excluding these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted cash operating margin may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended
(In $/boe)	December 31, 2021	December 31, 2020
Revenue	$52.01	$27.04
Total cash operating costs:
Lease operating expenses (1)	(4.37)	(3.20)
Gathering, transportation and processing	(2.11)	(1.73)
Taxes other than income	(2.69)	(1.50)
Exploration expenses (2)	(0.12)	(0.25)
General and administrative expenses (3)	(2.03)	(3.11)
Total adjusted cash operating costs	(11.32)	(9.79)
Adjusted cash operating margin	$40.69	$17.25
Margin (%)	78%	64%
Non-cash costs:
Depreciation, depletion and amortization	$(8.37)	$(8.08)
Asset retirement obligations accretion	(0.14)	(0.24)
Amortization of intangible assets	—	(0.65)
Non-cash stock based compensation	(0.41)	(0.21)
Exploration expenses, non-cash	(0.14)	(0.42)
Total non-cash costs	(9.06)	(9.60)
Operating income margin	$31.63	$7.65
Margin (%)	61%	28%

(1) Lease operating expenses exclude non-cash stock based compensation of $0.2 million, or $0.02 per boe, and $0.05 million, or $0.01 per boe, for the quarters ended December 31, 2021 and 2020, respectively.
(2) Exploration expenses exclude non-cash exploration activity of $0.9 million, or $0.14 per boe, and $2.4 million, or $0.42 per boe, for the quarters ended December 31, 2021 and 2020, respectively.
(3) General and administrative expenses exclude non-cash stock based compensation of $2.4 million, or $0.39 per boe, and $1.1 million, or $0.20 per boe, for the quarters ended December 31, 2021 and 2020, respectively.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net cash provided by operating activities to free cash flow

Free cash flow is a non-GAAP financial measure. Free cash flow is defined as cash flows from operations before net change in operating assets and liabilities less additions to oil and natural gas properties and changes in working capital associated with additions to oil and natural gas properties. Management believes free cash flow is useful for investors and widely accepted by those following the oil and gas industry as financial indicators of a company’s ability to generate cash to internally fund drilling and completion activities, fund acquisitions, and service debt. It is also used by research analysts to value and compare oil and gas exploration and production companies and is frequently included in published research when providing investment recommendations. Free cash flow, therefore, is an additional measure of liquidity, but is not a measure of financial performance under GAAP and should not be considered an alternative to cash flows from operating, investing, or financing activities.

	For the Quarters Ended		For the Years Ended
(In thousands)	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net cash provided by operating activities	$260,542	$79,122	$788,477	$310,121
Add back: net change in operating assets and liabilities	(9,492)	11,133	(9,691)	(524)
Cash flows from operations before net change in operating assets and liabilities	251,050	90,255	778,786	309,597
Additions to oil and natural gas properties	(73,682)	(40,532)	(236,426)	(197,858)
Changes in working capital associated with additions to oil and natural gas properties	1,133	(5,382)	13,568	(24,354)
Free cash flow	$178,501	$44,341	$555,928	$87,385